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                                                                   Exhibit 10.17


                    TECHNICAL SERVICES AND PATENT TECHNOLOGY
                              LICENSING AGREEMENT

This agreement is made between the China Card IC (Shanghai) Company, (hereinafter as Party A), of China, and the American Pacific Aviation & Technology Corporation (hereinafter as Party B), based on the principle of mutual benefits and through friendly negotiations, for the provision of technical services and patent technology by Party B to Party A.

1. Party B shall provide Party A with the full set of technology (including technical process, operation rules, maintenance rules, inspecting and testing rules, administration system and all drawings, information, software or patent technology) for the production of contactless smart cards and shall guarantee that the production equipment and products produced meet the requirements of the Agreement for Purchase of Equipment

2. Without written permission of Party B, Party A shall not transfer the patent technology or exclusive technology to any third party, nor shall Party A duplicate the equipment provided by Party B. Without the permission of Party B, Party A shall not allow business or technical personnel of other party to examine the production line, nor shall Party A provide any technical information to any other party. Party A shall have the legal right to use the patent technology of Party B. In the event of any dispute brought forth by a third party against Party A for using said technology, Party B shall be responsible for resolving the issue.

3. Party B shall be responsible for providing all technical services of installation, trouble shooting, test running, receipt and acceptance and shall solve all the technical problems before receipt and acceptance to ensure that each production line be able to produce 750 pieces/hour. Party A shall delegate special staff to coordinate the project to ensure that installation, trouble shooting and test running go through smoothly. The installation and testing period shall be two weeks. Expenses of experts from Party B shall be paid by Party B but Party A shall provide meal in the factory and transportation within the city.

4. Party B shall train the staff of Party A for a period of two weeks. Party A shall select qualified staff to receive the training. In the event that members from Party A do not fully master the production technology after the training period, said period can be extended to three or four weeks, the cost of such extension shall be assumed by Party A.

5. Within six months after actual production starts, Party B shall send one to two technical staff to work at Party A site to provide on-site production assistance and technical support. The expenses of which shall be paid by Party B.

6. This agreement, along with the Agreement for Purchase of Equipment and its appendices, shall become effective at the same time.




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7.   Default

     Both parties shall execute the provisions of the agreement sincerely. In the event any party fails to execute any of the above provisions, which causes the economic loss of the other party, the defaulting party shall compensate the loss. Claims and penalties shall be executed according to provisions of Chapter IX of the Agreement for Purchase of Equipment

8.   Settlement of Dispute

     Any dispute over the agreement by Parties A and B shall be settled through friendly negotiation. In the event negotiation fails to settle the dispute, it shall be heard in Beijing, by the China International Economic and Trade Arbitration Committee. Fee for arbitration shall be paid by the losing party.

9. This agreement contains four original copies, with each party holding two copies each. All copies bear equal validity.

PARTY A: China Card IC (Shanghai)
Representative of Company:
Signature:
March 3, 2000

PARTY B: American Pacific Aviation & Technology Corporation
Representative of Company:
Signature:
February 18, 2000